Exhibit 99-b

BellSouth Reports Second Quarter Earnings

•	Normalized earnings per share of 60 cents, up 18 percent
•	Expanding margins in Communications Group
•	Strong customer growth and record low churn at Cingular

ATLANTA – BellSouth Corporation (NYSE: BLS) announced second quarter 2006 earnings per share (EPS) from continuing operations of 49 cents, up 14.0 percent compared to the second quarter of 2005. Normalized EPS from continuing operations was 60 cents, a 17.6 percent increase compared to the second quarter of 2005. During the first six months of the year, BellSouth’s reported income from continuing operations has grown $200 million compared to the prior year while normalized net income for the first six months has expanded more than $300 million exceeding $2 billion. A list of normalizing items is provided in the table below.

“Three consecutive quarters of double-digit earnings growth reflects the strength of our broadband and wireless businesses,” said Duane Ackerman, Chairman and Chief Executive Officer. “Continued revenue growth and our focus on cost management in the wireline business and increased profitability at Cingular demonstrate that we continue to successfully execute in the ever-changing communications market.”

Normalized Results from Continuing Operations

Normalized results from continuing operations include BellSouth’s 40 percent proportionate share of Cingular’s revenues and expenses that are recognized as equity earnings for purposes of GAAP reporting. Normalized results exclude the impact of significant non operational or nonrecurring items.

Normalized revenue growth of 3.4 percent was driven by growth across all operating segments of the business, resulting in normalized revenues of more than $8.8 billion for the second quarter of 2006. For the quarter, operating income before depreciation and amortization (OIBDA) exceeded $3.4 billion representing a 38.7 percent OIBDA margin. OIBDA margin improved 160 basis points year-over-year and 120 basis points sequentially. Normalized net income of $1.1 billion grew 15.1 percent compared to the second quarter of 2005 driven by improved profitability at both Cingular and Communications Group.

Reported Results from Continuing Operations

For the second quarter of 2006, BellSouth’s consolidated reported revenues from continuing operations were $5.2 billion, up 1.2 percent compared to the same quarter of 2005. Income from continuing operations was $887 million, up 11.6 percent compared to the same quarter of the previous year.

For the second quarter of 2006, operating free cash flow (defined as net cash provided by operating activities less capital expenditures) was $980 million. Capital expenditures for the quarter were $950 million, including approximately $130 million of incremental expenditures for Katrina restoration efforts.

Proposed Merger with AT&T

On March 5, 2006, BellSouth and AT&T announced an agreement to merge the two companies in a combination that will create a more effective and efficient provider of wireless, broadband, video, voice and data products.

On Friday, July 21, 2006, shareholders of both BellSouth and AT&T voted overwhelmingly to approve the merger agreement. The companies have made significant progress toward obtaining the regulatory approvals from the Department of Justice, the Federal Communications Commission and various state commissions. The merger is expected to close in the fall.

Communications Group

In the second quarter of 2006, Communications Group revenues were $4.7 billion, a 1.0 percent increase over the second quarter of 2005. Growth in the mass-market and stabilization in the large business customer segments contributed to the improved results. Revenue streams for broadband data and long distance in these segments outpaced declines in the traditional voice business. Communications Group operating margin improved significantly to 24.9 percent, an increase of 130 basis points year-over-year and sequentially as the Company continued to focus on cost controls and held revenues stable.

Network data revenues grew to $1.3 billion, a 10.0 percent increase over the second quarter of 2005. Retail data revenues growth of 18.7 percent year-over-year was driven by a 40.9 percent increase in retail DSL revenues and continued momentum from emerging retail data services indicative of market growth in IP broadband services.

At the end of the second quarter, BellSouth served nearly 3.3 million broadband DSL customers. The Company added 128,000 new customers during the second quarter and continued to improve the economic mix of customers. Today, more than 25 percent of BellSouth’s broadband customers subscribe to the Company’s premium service offerings– FastAccess® DSL Xtreme and FastAccess® DSL Xtreme 6.0.

BellSouth ended the second quarter with nearly 7.5 million long distance customers and at quarter-end served more than 60 percent of its mass-market customer base with long distance. The Company added 120,000 long distance customers during the second quarter. Approximately 63,000 customers added DIRECTV® service to their BellSouth bundle, resulting in a total of 691,000 customers who have included DIRECTV® service in their communications packages.

As of June 30, 2006, total access lines were 19.3 million, down 460,000 compared to March 31, 2006. Residential access line loss in the second quarter reflects seasonal loss patterns, wireless substitution and competition from cable telephony providers. Retail residential access lines were down 251,000. Retail small business access line gains were nearly 25,000, offset by a 48,000 decline in retail large business access lines that was predominantly driven by the loss of a single customer. Wholesale lines resold by BellSouth competitors declined 181,000 compared to March 31, 2006.

Summary Impacts of Hurricane Katrina

During the second quarter of 2006, BellSouth recognized incremental expenses associated with Hurricane Katrina of $25 million, which is net of $20 million in insurance recoveries during the quarter. BellSouth also incurred approximately $130 million of incremental capital expenditures for Katrina restoration. Since the third quarter of 2005, BellSouth has incurred approximately $910 million for Katrina-related network restoration expense and capital spending. We expect a portion of the cost associated with the Hurricane Katrina recovery effort to be covered by insurance. While the exact amount has not been determined, our current estimate of the total amount of covered losses that will be covered by insurance, net of our deductible is approximately $250 million, of which $40 million has been recognized to date. The actual recovery will vary depending on the outcome of the insurance loss adjustment effort.

Cingular Wireless

Cingular Wireless, the nation’s largest wireless provider, was an important contributor to BellSouth’s earnings growth in the second quarter of 2006. Strong customer growth, record low churn, improving revenue trends, and successful merger integration activities drove Cingular’s margin expansion and net income growth.

Cingular added 1.5 million net new customers during the second quarter of 2006 and served a total of 57.3 million subscribers at the end of June. Postpaid customer additions were 1.0 million for the quarter, a 9.2 percent year-over-year improvement. Overall monthly subscriber churn for the quarter was a record-low 1.7 percent and postpaid churn was also the lowest-ever at 1.5 percent.

In the second quarter of 2006, Cingular’s revenues were $9.2 billion, an improvement of 7.1 percent over the same quarter a year ago and up 2.7 percent sequentially. Average revenue per user (ARPU) improved sequentially in the quarter to $48.84, but declined 3.3 percent from the year-ago second quarter. The year-over-year decline in ARPU is primarily the result of the increase in the number of lower ARPU wholesale customers in Cingular’s base. Retail subscriber ARPU improved year-over-year on growth of data services. Data ARPU continued its growth trajectory in the second quarter of 2006, increasing 38.7 percent to $5.77 year-over-year and up 10.5 percent sequentially.

For the second quarter of 2006, normalized operating income before depreciation and amortization (OIBDA) margin was 32.6 percent, up 370 basis points compared to the second quarter of 2005. The Company’s steady margin improvement illustrates continued execution of merger integration activities and progress on network integration and system conversions. The continued decline in churn and strong gross and net customer additions are reflective of improving customer satisfaction. Customers are benefiting from improved network coverage and quality, promotional offers and devices and the capabilities of the growing 3G network.

Advertising & Publishing

For the seventh straight quarter, Advertising & Publishing grew revenues year-over-year reflecting continued growth in online advertising and growth in print advertising. Revenues were $547 million, up 3 percent compared to the same quarter of 2005. Operating margins were strong at 46.1 percent for the second quarter of 2006, flat compared to the same period in the prior year.

Normalizing Items

For the second quarter of 2006, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table. Full income statement reconciliation is included in the attached exhibits.

2Q06
GAAP Diluted EPS – Income from continuing operations	$0.49
Wireless merger integration costs	$0.02
Wireless merger intangible amortization	$0.04
Hurricane Katrina-related expenses	$0.01
Severance	$0.02
AT&T Merger Costs	$0.01
Normalized Diluted EPS – Income from continuing operations(1)	$0.60

(1)	May not sum due to rounding

Wireless merger integration costs – Represents BellSouth’s 40 percent share of wireless merger integration costs incurred in connection with the Cingular/AT&T Wireless merger. Integration costs include one-time cash outlays or specified non-cash charges, including accelerated depreciation, directly related to rationalization of the wireless network, sales distribution channels, the workforce, information technology systems and real estate.

Wireless merger intangible amortization – Represents BellSouth’s 40 percent share of the non-cash amortization of intangibles, primarily customer lists that were created in Cingular’s acquisition of AT&T Wireless.

Hurricane Katrina-related expenses – Represents incremental labor and material costs primarily related to service restoration and network repairs in BellSouth’s wireline business. These expenses have been reduced by partial insurance recoveries during the second quarter.

Severance – Represents the net severance-related costs recorded in the second quarter of 2006 associated with recently completed voluntary management workforce reductions.

AT&T Merger Costs – Represents specific deal-related costs directly associated with the pending merger with AT&T. Costs include legal and regulatory fees, costs of filing and printing the joint proxy and registration statement and expense associated with employee retention awards.

Communications Group

Communications Group revenues grew 1.0 percent year-over-year to nearly $4.7 billion. For the first six months of 2006, Communications Group revenues of more than $9.3 billion were up 1.2 percent or $100 million compared to the first six months of 2005. Data revenues reached a record $1.28 billion after growing 10.0 percent compared to second quarter last year, the highest quarterly growth rate in over four years. DSL growth of 39.4 percent was the primary contributor to the strength of data revenues. Year-to-date, data revenues exceeded $2.5 billion and were up over $220 million or 9.5 percent compared to year-to-date 2005. Continued market pressures on access line services, somewhat offset by growth in long distance, pushed voice revenues down 1.7 percent. Other revenues declined 5.2 percent due primarily to lower wholesale long distance revenues. Communications Group revenues were stable on a sequential basis.

In the second quarter, Communications Group operating margin was 24.9 percent – its highest level in seven quarters – and up 130 basis points year-over-year and sequentially. Operating income of nearly $1.2 billion was up 6.8 percent compared to second quarter of 2005. The year-over-year improvement was driven by the previously announced head count reduction and strong revenue growth in our consumer and small business segments. Also, scale benefits from an increasing DSL and long distance customer base have helped drive margin improvements in those businesses. The sequential margin improvement was primarily related to $85 million in first quarter expenses to complete network repairs associated with damage caused by Hurricane Wilma, which struck southern Florida in late October 2005.

Wireline Segment Overview

Revenues in the Consumer segment grew 2.5 percent year-over-year driven by continued DSL and long distance penetration. Consumer ARPU increased nearly 8 percent to $63. Core voice revenue declined as a result of retail residential access line losses, which were down 5.8 percent from the previous year. On a year-to-date basis, Consumer revenue was up nearly $100 million or 2.3 percent.

[Graphic inserted here

Consumer ARPU

(Monthly Average)

2Q05 - $58.39

3Q05 - $58.53

4Q05 - $60.53

1Q06 - $62.05

2Q06 - $62.81]

Small Business revenues grew 9.8 percent in the second quarter, the 13th consecutive quarter of year-over-year revenue growth. Small Business access lines increased 5.2 percent year-over-year as we continue to attract and retain a loyal and profitable customer base with a diverse and competitively priced set of products. The number of customers who bundle DSL and long distance under a local service contract has risen more than 20 percent in the past year. These products helped drive Small Business ARPU up over 4 percent year-over-year to more than $81. This ARPU growth, combined with access line gains, contributed to the 2.4 percent sequential increase in Small Business revenues. Small Business revenue was up 9.6 percent year-to-date.

[Graphic inserted here

Small Business Revenues

(% YoY growth)

2Q05 – 5.7%

3Q05 – 6.3%

4Q05 – 7.7%

1Q06 – 9.4%

2Q06 – 9.8%]

Large Business revenue growth remained relatively flat as increases in revenue from emerging data products and long distance continued to offset declines in core voice and data products. Pricing pressure and, to a lesser extent, volume pressure contributed to the decline in core product groups. Large Business lost approximately 48,000 lines during the quarter with approximately 20,000 driven by the loss of a single government contractor. Excluding that loss, Large Business access line losses were in line with the previous quarter. Historically, we have experienced negative seasonal access line trends in this segment in the first half of the year with improving trends in the second half.

During the quarter, BellSouth ranked highest in satisfying business customers with both local and long distance telephone service, according to the J.D. Power and Associates 2006 Major Provider Business Telecommunications Voice Services StudySM. The study measured satisfaction among small, mid-size and large business customers in the U.S. with both local and long distance telephone service providers. BellSouth led all local service providers in six of the seven factors measured and led all long distance providers in five of the seven factors.

Total wholesale revenues decreased 5.0 percent in the quarter driven primarily by the expected declines in UNE-P lines and continued declines in the wholesale aggregation of dial-up ISP traffic. Excluding these items, wholesale revenues grew 1.1 percent in the second quarter and 2.0 percent year-to-date driven by growth in wireless transport, partially offset by declines in general transport revenues. The local wholesale business unit continues to experience revenue erosion primarily due to a lower UNE-P access line base. Wholesale lines, including UNE-P, declined 181,000 in the second quarter and 760,000 during the past 12 months.

Voice Revenue and Access Line Detail

Second quarter Communications Group voice revenues of $3.1 billion were down 1.7 percent year-over-year, reflecting core voice revenue erosion from the loss of residential retail and UNE-P lines. Retail interLATA long distance voice revenues of $429 million grew 15.3 percent compared to second quarter of 2005. In the first six months of 2006, BellSouth’s interLATA retail long distance voice revenues totaled more than $845 million, an increase of nearly $110 million compared to the same period last year. BellSouth has added more than 700,000 net new long distance subscribers since the second quarter of 2005.

As of the end of the second quarter, total switched access lines were 19.3 million, down 460,000 from the previous quarter. The majority of these losses were comprised of declines in residential lines, which have traditionally been impacted in the second quarter by seasonal activity related to household moves. Retail residential access lines were down 251,000, while wholesale residential lines declined 141,000. As in previous quarters, these losses were driven primarily by wireless substitution. Losses to VoIP and cable providers were up in the quarter and moved slightly above the previous range of 50,000 to 75,000 seen in prior quarters. Another driver is migration to UNE-L. UNE-L services are not included in our reported access line results but have accounted for the loss of about 30,000 access lines each quarter for the past three quarters. Lines lost to UNE-L over the past year exceed 100,000 lines.

Broadband and Data Services

BellSouth’s network data revenues totaled a record $1.28 billion for the quarter, up 10.0 percent year-over-year, the highest quarterly growth rate in more than four years. In the first six months of 2006, data revenues are up 9.5 percent compared to year-to-date 2005. Retail data revenues jumped 18.7 percent, while wholesale data revenues fell 1.9 percent. Retail data growth was driven largely by DSL services as well as revenue from complex long distance and emerging data services, particularly BellSouth® Metro Ethernet Service and BellSouth® Virtual Private Network. Excluding DSL, retail data revenues increased 3.0 percent compared to second quarter of 2005 and were up 3.5 percent year-to-date. The decline in wholesale data services reflected revenue pressure from continued declines in the wholesale aggregation of dial-up ISP traffic. Excluding this, wholesale data revenues were flat year-over-year, sequentially and year-to-date, as declines in DS0s and DS1s sold to traditional wireline carriers were offset by growth in DS1s sold to wireless carriers. Total network data revenues in the second quarter represented 14.5 percent of total BellSouth normalized revenues and 27 percent of Communications Group revenues.

[Graphic inserted here

Data Revenues

(% YoY growth)

2Q05 – 4.5%

3Q05 – 1.9%

4Q05 – 7.7%

1Q06 – 9.0%

2Q06 – 10.0%]

BellSouth ended the second quarter with nearly 3.3 million DSL subscribers, an increase of 32.3 percent compared to a year ago. Second quarter DSL net additions of 128,000 was a decline from prior quarters primarily due to seasonal patterns. BellSouth has added nearly 800,000 DSL net subscribers in the past year fueling total DSL revenues of $400 million in the second quarter, a year-over-year increase of 39.4 percent. In the first six months of 2006, BellSouth DSL revenues were $782 million, up 34.8 percent from the previous year-to-date. DSL revenue growth was also driven by customer migrations to higher speed and higher priced FastAccess® DSL Xtreme 3.0 and 6.0 products. At the end of the second quarter, 28 percent of the DSL customer base subscribed to these higher speed products compared to 14 percent a year ago. DSL penetration increased to 21.4 percent of qualified lines and 17.4 percent of retail (ISDN-adjusted) switched access lines.

During the first six months of 2006, residential customer migrations from FastAccess® DSL Ultra (downstream connection speeds of up to 1.5 Mbps) to FastAccess® DSL Xtreme 3.0 have grown 65 percent from the last six months of 2005. FastAccess® DSL Lite migrations to FastAccess® DSL Ultra have also increased, which was reflected in the 42,000 subscriber decline in the FastAccess® DSL Lite product during the second quarter. This positive mix shift toward our premium DSL products positively impacted DSL ARPU. While total DSL ARPU of $41 was up 4.4 percent versus last year, recurring service ARPU was up 8 percent year-over-year and was stable sequentially at $40. Second quarter DSL margins also saw significant improvement year-over-year driven by benefits from customer growth and migration to higher speed services and stable ARPU.

[Graphic inserted here

DSL Revenues

($M)

2Q05 – 287

3Q05 – 305

4Q05 – 353

1Q06 – 382

2Q06 – 400]

During the quarter, BellSouth became one of only seven service providers in the world to receive Metro Ethernet Forum Service Provider Certification. The Metro Ethernet Forum is influential in establishing service standards for Ethernet and providing guidance for future development of the product around the world. Metro Ethernet Forum certification provides customers with additional assurances that BellSouth Ethernet services conforms to high industry standards. BellSouth expects customers to soon demand that service providers carry the Metro Ethernet Forum certification and the company has already differentiated itself with its recent recognition.

Also during the second quarter, BellSouth announced that it has expanded its comprehensive IP services portfolio to include managed security services. The security solutions are delivered through a teaming arrangement with SecureWorks, a leading managed IT security services provider. BellSouth® Managed Security Services include network intrusion prevention, managed firewall, host intrusion prevention, vulnerability assessments and e-mail encryption. In addition to these managed services, BellSouth offers a penetration test that simulates a network attack to determine the impact of potential security threats.

In another move to maximize business continuity for customers, BellSouth announced during the quarter the launch of data file backup and remote access applications for small businesses. Online Backup allows small business customers to choose the data files they wish to protect and send them securely to a remote server where they are encrypted and automatically updated daily. BellSouth® PC 2 GoSM Remote Access offers customers a simple, seamless way to remotely access any PC. Customers simply download the PC 2 Go software on a business or home PC, which becomes the host computer. Customers can then access files or work in programs stored on that host computer from anywhere.

Packages

BellSouth ended the second quarter with nearly 5.1 million Answers® customers, representing 46 percent of BellSouth’s retail primary residential customer base. This was up from 41 percent a year ago. BellSouth Answers® enables customers to personalize a communications and entertainment package by combining local calling plans with long distance plans, Internet services, Cingular Wireless services and digital satellite television service from DIRECTV®. The Company has been successful in selling additional services to existing customers as 43 percent of BellSouth Answers® customers have two or more key products – such as long distance, Cingular Wireless, DSL or dial-up Internet – in their portfolio. This success has led to a BellSouth Answers® ARPU of over $68.

The percentage of customers with two or more key products is up over 600 basis points in the past year. DIRECTV® service has been a popular addition to the BellSouth Answers® bundle. More than 691,000 customers now have DIRECTV® in their package.

Recently BellSouth introduced the Triple ChoiceSM bundle, which combines a local voice line with 5 features, a 200 minute long distance voice plan, BellSouth FastAccess Internet service, and either DIRECTV® or Cingular Wireless all for one low price of $99. Triple ChoiceSM is a targeted, geo-specific offer limited to five markets. Its goal is to test the receptiveness of a triple play offer primarily in markets that have seen recent VoIP launches and to recapture losses in more mature cable markets. Triple ChoiceSM is competitively priced, allowing BellSouth to economically reach deeper into the base of customers who have been reluctant to purchase multiple products in the past.

[Graphic inserted here

Percent of Answers Customers with 2 or More Key Products

2Q05 – 37.1%

3Q05 – 39.2%

4Q05 – 40.3%

1Q06 – 42.0%

2Q06 – 43.0%]

Long Distance

At June 30, BellSouth had nearly 7.5 million mass-market long distance customers, a 10.4 percent increase from the second quarter of 2005. The success of BellSouth’s Unlimited and international plans, along with stable churn, contributed to the increase. The company added 120,000 net long distance subscribers in the quarter and has added nearly 300,000 so far this year. Total mass-market customer penetration now exceeds 61 percent, representing over 60 percent of primary residential access lines and 66 percent of BellSouth’s mass-market Small Business accounts. Retail interLATA long distance revenues grew 15.0 percent year-over-year to reach more than $475 million in the quarter. Year-to-date, BellSouth retail interLATA long distance revenues were $937 million, up $118 million versus the prior year-to-date. Mass-market long distance ARPU remained stable in the $17 range during the quarter.

Complex long distance revenues were $85 million in the quarter, an increase of 13.3 percent year-over-year. Year-to-date, complex revenues of $170 million grew 17.2 percent.

[Graphic inserted here

Long Distance Customers

(in thousands)

2Q05 – 6,771

3Q05 – 6,993

4Q05 – 7,179

1Q06 – 7,358

2Q06 – 7,478]

Technology Update

In the second quarter, BellSouth continued advancing network capacity by adding new fiber-fed remote terminal or central office sites. Since the beginning of 2005, BellSouth has upgraded or added DSLAM capacity to nearly 12,200 remote terminal or central office sites including nearly 1,800 in the second quarter of 2006. Deploying fiber deeper into the network, along with upgrading ADSL technology, will drive up network speeds. Also, during the quarter, BellSouth added nearly 300,000 miles of fiber, bringing total fiber miles to more than 6.4 million, an 18.0 percent increase from a year ago. In addition, BellSouth has deployed fiber-to-the-curb facilities to more than 1.3 million homes.

Capital

Communications Group capital expenditures totaled $817 million in the second quarter, in line with average 2005 spending. This excludes capital related to Hurricane Katrina restoration, which was approximately $129 million in the quarter. Capital expenditures were down slightly year-over-year and were down nearly 13 percent sequentially. BellSouth expects capital expenditures to continue to trend downward in the second half of the year while we remain focused on our broadband investment, including DSLAM deployment.

Regulatory and Legislative

BellSouth has made significant regulatory progress at the state level. Bills have been passed and signed by the Governor deregulating all telecommunications services except basic and switched access in Alabama, Kentucky and Mississippi, while the North Carolina and Georgia PSCs have approved an order detariffing all wireline services but basic. The Florida legislature has passed a bill, signed by the Governor, which allows a LEC to detariff all wireline services except basic. Also, Louisiana has made progress detariffing all wireline services but basic. In addition, broadband has been deregulated by the legislatures in all BellSouth states except Louisiana. In South Carolina and North Carolina, a bill has passed the legislature and been signed by the Governor approving statewide video franchising.

Cingular Wireless

Results discussed in this section represent 100 percent of Cingular Wireless

Cingular, the nation’s largest wireless carrier, delivered another strong quarter of customer and revenue growth, churn reduction and margin improvement as the company continued to make progress with merger integration. During the second quarter, Cingular added 1.5 million net subscribers and, as of June 30, had 57.3 million cellular/PCS customers. Cingular’s net additions for the second quarter were driven by lower churn and solid gross customer additions. Of the second quarter’s net additions, more than 1 million were postpaid customers, which is a year-over-year improvement of 9 percent and a sequential improvement of 16 percent. Retail customer additions, which include both postpaid and prepaid customers, totaled more than 1.1 million for the second quarter and represented approximately 75 percent of total net customer additions. Reseller net additions of 380,000 represented a decline from first quarter additions of more than 630,000 and accounted for the majority of the sequential decline in total net customer additions. Despite significant rationalization in its distribution network, Cingular posted 4.4 million total gross additions for the quarter, which compares to 4.3 million in the year-ago second quarter and to 4.7 million in the first quarter of 2006.

Cingular continues to successfully reduce monthly customer churn levels. Total churn dropped to 1.7 percent in the second quarter, a new record low, and a year-over-year and sequential improvement of 50 and 20 basis points, respectively. Postpaid churn also dipped to a record level – 1.5 percent in the second quarter. Postpaid churn was down 30 basis points compared to the same period last year and 10 basis points sequentially. This was the second consecutive quarter Cingular achieved record-setting churn performance. Network quality and customer care improvements have been instrumental in lowering churn. Integration of AT&T Wireless and Cingular cell sites has enhanced the quality and coverage of Cingular’s Allover® Network. Through the end of the second quarter, 81 percent of overlapping network cell sites had been integrated, and the company continues to improve service and add cell sites in non-overlap markets. Customer care improvements, such as billing systems conversions, are helping to eliminate the reasons customers call Cingular and increasing the number of first call resolutions.

In the second quarter of 2006, Cingular’s revenues were $9.2 billion, an improvement of 7.1 percent compared to the second quarter of 2005 and up 2.7 percent sequentially. Cingular’s total revenues increased 8.1 percent or nearly $1.4 billion year-to-date relative to the first half of 2005. Service revenues were $8.3 billion in the second quarter and $16.3 billion year-to-date, an increase of 7.5 percent and 7.7 percent, respectively, compared to the same periods in 2005.

[Graphic inserted here

Cingular Monthly Subscriber Churn

Total Churn; Postpaid Churn

2Q05 – 2.2%; 1.8%

1Q06 – 1.9%; 1.6%

2Q06 – 1.7%; 1.5%]

Cingular’s service ARPU was $48.84 in the second quarter, a sequential improvement of 0.7 percent but a decline of 3.3 percent from second quarter of 2005. A higher proportion of reseller customers in the base caused most of the year-over-year ARPU erosion. Reseller subscribers typically have a lower ARPU but still generate healthy margins for Cingular. Also contributing to the pressure on service ARPU were customer migrations to Rollover, FamilyTalk, and Nation plans; however, a slowing of the migration by existing customers to these plans has alleviated ARPU decreases over the past several quarters. Retail subscriber ARPU, which excludes the impact of resellers, increased year-over-year as data ARPU mitigated the decline in voice ARPU.

ARPU from data services continued to grow rapidly in the second quarter. Data ARPU was $5.77 in the second quarter, a 39 percent increase compared to the second quarter of 2005. Data ARPU comprised nearly 12 percent of total service ARPU in the current quarter. The majority of data revenue comes from postpaid customers. During the second quarter, data ARPU per postpaid customer was nearly $6.60. This growth was spurred by the increasing popularity of downloadable games, ringtones, mobile instant messaging, mobile email, photo messaging, and media bundles. In addition, text messaging continued to grow. Cingular customers sent 8.7 billion text messages in the second quarter of 2006, up 74 percent compared to the same period last year. The fifth season of American Idol contributed to the growth as Cingular recorded more than 64.5 million text messages, breaking last year’s record of 41.5 million text messages.

[Graphic inserted here

Cingular Wireless Data ARPU

(Monthly Average)

2Q05 - $4.16

1Q06 - $5.22

2Q06 - $5.77]

Cingular’s margin expansion continued in the second quarter with normalized operating income before depreciation and amortization (OIBDA) totaling 32.6 percent of service revenues – 370 basis points higher than the second quarter of 2005. Year-to-date OIBDA margin of 32.2 percent represented a 500 basis point increase from the same period last year. Major drivers of the margin improvement include integration synergies and rationalization efforts, reduced network costs related to the T-Mobile unwind and lower customer acquisition expenses, partially offset by increased network costs related to subscriber growth. Cingular continues to be on track with its merger integration activities, demonstrating solid progress on network integration and systems conversions. Normalized results for Cingular exclude $86 million in OIBDA-affecting merger integration costs and $77 million in non-cash merger integration costs, for a total of $163 million. In addition, normalized results exclude $336 million in purchase accounting impacts incurred during the quarter.

In the past year, Cingular has added 12.7 million customers to its GSM network through new sales and customer upgrades. Customers on Cingular’s legacy TDMA network totaled 4.7 million as of June 30, a decline of nearly 60 percent since second quarter last year. Cingular’s GSM network provides customers better call quality and coverage. At the end of June, 98 percent of subscriber minutes were carried on the GSM network and 92 percent of the customer base was equipped with a GSM handset. This was up from 90 percent and 78 percent, respectively, in the same quarter last year.

Cingular’s capital expenditures were nearly $1.6 billion for the second quarter and $3.0 billion for the first half of 2006. These were driven primarily by continued progress in merger integration; ongoing, rapidly accelerating improvements in network coverage and quality; and the continued introduction of Cingular’s UMTS/HSDPA 3G technology in markets around the country. Cingular most recently completed 3G rollouts in five new markets – Atlanta; San Antonio; Gary, Ind.; Tucson, Ariz.; and the initial phase of its rollout in New York City. The company is on track to have most of the nation’s top markets launched by the end of 2006. UMTS/HSDPA provides higher speeds for data and video services, and it delivers exceptional operating efficiencies by using the same spectrum and infrastructure for voice and data.

Cingular continues to introduce new and exclusive consumer handsets to the marketplace. Recently, Cingular Wireless and LG MobileComm U.S.A. (LG Mobile Phones) announced the availability of the LG CU500, a new 3G phone that gives customers access to Cingular Wireless data services at broadband speeds for faster and better performance. The CU500 is available exclusively to Cingular customers who are interested in an ultra-thin clamshell design that can easily handle their voice, data, messaging and music needs. The LG CU500 provides fast and easy access to Cingular Video and a variety of other multimedia and messaging capabilities.

Cingular continues to deliver innovative new products and services for business customers. For example, it brought to market Microsoft Direct Push Technology from Cingular, which is initially available on Microsoft® Windows Mobile® 5.0-enabled Cingular 8100 series Pocket PCs and on the Cingular 2125 Smartphone. This cost-effective technology lets mobile professionals receive e-mail updates, calendar items, and more without the need for their companies to purchase and run a separate server to handle this activity.

Advertising & Publishing

In the second quarter of 2006, Advertising and Publishing (A&P) achieved its seventh consecutive quarter of year-over-year revenue growth. Strong electronic media sales growth and steady growth in print revenue drove a 3 percent increase in total A&P revenue compared to last year’s second quarter. The year-over-year increase in print revenue was driven by continued growth in directory sales, resulting from successful marketing programs and sales execution, partially offset by lower revenue from New Orleans area directories due to Hurricane Katrina. The 8.1 percent sequential increase in A&P revenue was largely seasonal, reflecting a $34 million increase in sales agency commission revenue. Year-to-date, A&P grew revenue 3 percent compared to the same period last year.

A&P generated operating income of $252 million in the second quarter and $478 million year-to-date, up 2.9 percent and 0.4 percent, respectively, compared to the same periods last year. Second quarter operating margin of 46.1 percent was stable compared to the same quarter in 2005 and rose 140 basis points sequentially.

[Graphic inserted here

Advertising & Publishing Revenues

(% YoY growth)

2Q05 – 3.9%

1Q06 – 3.1%

2Q06 – 3.0%]

BellSouth will release third quarter 2006 earnings on Tuesday, October 24, 2006, at 8a.m. (ET)

About BellSouth Corporation

BellSouth Corporation is a Fortune 500 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation’s largest wireless voice and data provider with 57.3 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers print and online directory advertising through The Real Yellow Pages® and YELLOWPAGES.COM™ from BellSouth.

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today’s global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect our future results and could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions and (v) those factors contained in the Company’s periodic reports.

Factors that could prevent or delay completion of the proposed merger with AT&T, could affect the future results of the merged company and could cause the merged company’s actual results to differ from those expressed in the forward-looking statements include: (i) our and AT&T’s ability to obtain governmental approvals of the proposed merger on the proposed terms and contemplated schedule; (ii) the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; (iii) the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC, may not be fully realized or may take longer to realize than expected; (iv) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and (v) those factors contained in the preliminary proxy statement relating to the proposed merger filed with the SEC.

The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company’s investor relations Web site, www.bellsouth.com/investor.